Exhibit 10.1

Freshpet, Inc. Key Executive Severance Plan

Effective
August 27, 2024

Freshpet, Inc.
Key Executive Severance Plan

Section 1
Establishment and Purpose

1.01
Establishment of the Plan.  Freshpet, Inc. (the “Company”) hereby implements this Freshpet, Inc. Key Executive Severance Plan (this or the “Plan”), effective as of August 27, 2024 (the “Effective Date”) to provide temporary and short-term unemployment type benefits to certain employees of the Company Group who experience a loss of employment under the terms and conditions set forth in the Plan.

1.02
Purpose of the Plan.  The purpose of this Plan is to advance the interests of the Company by providing Participants with an assurance of equitable treatment in terms of compensation and economic security and to induce continued employment with the Company Group by providing severance benefits under certain circumstances in the event of a Qualifying Termination or Change in Control Termination.

1.03
Description of the Plan.  The benefits under the Plan are not intended as deferred compensation and no individual shall have a vested right in such benefits.  The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA.  Rather, this Plan is unfunded, has no trustee and is administered by the Committee.  This Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA, a bona fide severance pay plan within the meaning of Section 457(e)(11) of the Code, and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b) and is to be administered as a “top-hat” welfare plan exempt from the substantive requirements of ERISA.  In addition, the Plan is intended to be a “separation pay plan” under Section 409A, in accordance with the regulations issued thereunder, to the extent applicable.  The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan and the Release.

Section 2
Definitions

2.01	Definitions. In addition to the other definitions contained in the Plan, the following terms shall have the following meaning:
(a)
“Annual Compensation Amount” means a Participant’s Base Salary and Bonus Amount, in each case, immediately prior to the Termination Date and determined without giving effect to any reduction constituting Good Reason.

(b)
“Base Salary” means a Participant’s annual base salary and does not include any other compensation including but not limited to, incentive bonuses, cash equivalent to any bonuses, allowances or any other type of regular payment.

(c)	“Board” means the Board of Directors of the Company.
(d)	“Bonus Amount” means a Participant’s target annual incentive cash bonus.
(e)	“Cause” will be determined by the Committee depending on whether a Change in Control has occurred, as follows:
(i)
for a termination of employment before a Change in Control or at any point more than 24 months following a Change in Control, Cause means any one of the following reasons for the discharge or other separation of a Participant from employment:

(A)	fraud (including but not limited to any acts of embezzlement or misappropriation of funds);
(B)	serious dereliction of fiduciary obligation;
(C)	conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude (which, through lapse of time or otherwise, is not subject to appeal);
(D)
repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of the Participant’s duties;

(E)	a material and willful failure to perform the Participant’s duties;
(F)	willful misconduct or gross negligence or other conduct that would reasonably be expected to result in material injury or reputational harm to any member of the Company Group; or
(G)
material breach of a Letter Agreement or any other material agreement between the Participant and any member of the Company Group, or a violation of the Company’s written code of conduct or any other written policy of the Company Group, both as provided to the Participant before the alleged breach.

Anything herein to the contrary notwithstanding, the Company shall give the Participant written notice prior to a termination for Cause based upon the foregoing clauses (B), (D), (E), (F), or (G) above, which notice shall set forth the exact nature of the alleged conduct and the conduct required to cure such conduct, if the Company determines that the conduct is curable.  The Participant shall have 30 days from the giving of such notice within which to cure the applicable conduct.

(ii)	for a termination of employment during the period starting on a Change in Control through 24 months following the Change in Control, Cause means for any Participant:
(A)	fraud (including but not limited to any acts of embezzlement or misappropriation of funds);
(B)	conviction of a felony, plea of guilty or nolo contendere to a felony charge (which, through lapse of time or otherwise, is not subject to appeal);
(C)
repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of the Participant’s duties;

(D)	willful misconduct or gross negligence or other conduct that would reasonably be expected to result in material injury or reputational harm to any member of the Company Group; or
(E)	material breach of any restrictive covenant provisions in the applicable Letter Agreement.
Anything herein to the contrary notwithstanding, the Company shall give the Participant written notice prior to a termination for Cause based upon the foregoing clauses (B), (C), (D) or (E) above, which notice shall set forth the exact nature of the alleged conduct and the conduct required to cure such conduct, if the Company determines that the conduct is curable.  The Participant shall have 30 days from electronic receipt of such notice within which to cure the applicable conduct.
(f)	“Change in Control” shall have the meaning ascribed to such term in the Freshpet, Inc. Second Amended and Restated 2014 Omnibus Incentive Plan (or any successor thereto).
(g)
“Change in Control Termination” means any termination of employment of: (a) a Participant (i) by the Company (other than for Cause and other than due to the Participant’s Disability) upon or within 24 months following a Change in Control or (ii) at the request of an acquirer or potential acquirer in connection with a Change in Control; provided that, any termination of the employment of a Participant will not be considered a Change in Control Termination if the Participant is offered employment by the Company or its successor in a position having the same role at the corporate entity that survives the Change in Control with comparable or greater span of responsibility and with comparable compensation and benefit opportunities, and the Participant does not accept such offer of employment or (b) a Participant by the Participant for Good Reason upon or within 24 months following a Change in Control.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.
(i)	“Committee” means the Compensation and Human Capital Management Committee of the Board.
(j)	“Company Group” means Freshpet, Inc., Employer and their respective subsidiaries and affiliates.
(k)
“Disability” means, with respect to a Participant, a physical or mental impairment that qualifies the Participant for disability benefits under the terms of the long-term disability plan of the Employer or other affiliate of the Company.

(l)	“Employer” means, for any Participant, the applicable member of the Company Group and that acts as the employer of record for such Participant.
(m)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(n)	“Executive” means any Level 1 Executive, Level 2 Executive and Level 3 Executive.
(o)	“Good Reason” means the termination of the Participant’s employment for any of the following reasons, without the Participant’s consent:
(i)	the Company’s material breach of any provision of an applicable agreement between the Participant and any member of the Company Group;
(ii)	a material adverse change in the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities; or
(iii)
relocation of the Participant’s primary work location to a location which requires the Participant to travel more than 30 additional miles from the Participant’s residence than the Participant must already travel to arrive at Participant’s primary work location;

provided, however, that it shall not constitute Good Reason unless the Participant shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) within 90 days following the first occurrence of such event and Company has not cured any such alleged Good Reason within 30 days of Company’s receipt of such written notice.  The Participant must actually terminate employment within 30 days following the expiration of the Company’s cure period set forth above.

(p)	“Letter Agreement” means the individual agreement that a Participant enters into with the Company regarding the Participant’s participation in the Plan and containing restrictive covenant clauses.
(q)	“Level 1 Executive” means the Chief Executive Officer of the Company.
(r)
“Level 2 Executive” means each “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K of the Securities Act of 1933, as amended) of the Company (other than the Chief Executive Officer) and each other member of the Company’s executive leadership team who has entered into a Letter Agreement providing for participation in the Plan and describing such individual as a Level 2 Executive.

(s)
“Level 3 Executive” means each employee of the Company who has been identified by the Committee and who has entered into a Letter Agreement providing for participation in the Plan and describing such individual as a Level 3 Executive.

(t)	“Participant” means each Executive that meets the requirements of Section 3 and Section 4.
(u)
“Payment Commencement Date” means, for a particular Participant, the first payroll date after the Release Effective Date of such Participant’s executed and non-revoked Release, but in no event later than the 60th day following the Termination Date.

(v)
“Qualifying Termination” means any termination of employment of a Participant that does not constitute a Change in Control Termination, and is by the Company other than for Cause, and other than on account of the Participant’s Disability.

(w)	“Release” has the meaning set forth in Section 4.
(x)
“Restrictive Covenants” mean those covenants and obligations of a Participant set forth in the Letter Agreement as well as any other non-competition, non-solicitation, non-disparagement, confidentiality, cooperation or other restrictive covenant provisions in any other agreement by and between such Participant and any member of the Company Group.

(y)	“Severance Period” means the period of time during which a Participant will receive payments under the Plan pursuant to Section 5.
(z)
“Termination Date” means the date on which a Qualifying Termination or Change in Control Termination occurs.  For the avoidance of doubt, the determination of the Termination Date shall be made consistent with the definition of “separation from service” under Section 409A, if required to comply with Section 409A.

2.02
Interpretations.  Capitalized terms used in this Plan are defined in this Section 2 for purposes of the entire Plan, unless the context requires otherwise.  In addition, unless the context otherwise indicates, the use of a plural term shall include the singular, and the use of the singular shall include the plural.

Section 3
Eligibility and Participation

A Level 1 Executive, Level 2 Executive or Level 3 Executive shall become a Participant in the Plan following (i) such individual being designated by the Committee, (ii) such individual has entered into a Letter Agreement, reasonably satisfactory to the Committee, (iii) such individual has experienced a Qualifying Termination or a Change in Control Termination, and (iv) such individual satisfies all of the requirements of Section 4.
Section 4
Conditions on Receiving Severance Benefits

4.01
Release Requirement.  Notwithstanding anything herein to the contrary, severance shall be paid under the Plan only in consideration of an Executive executing and not revoking an agreement and general release in such form acceptable to the Committee in full and without modification (a “Release”), following a Qualifying Termination or a Change in Control Termination.  Such Release shall provide, among other things determined by the Committee, that the Executive releases and discharges the Employer, the Company and their respective affiliates from all claims and liabilities relating to the Executive’s employment with the Employer and/or the termination of the Executive’s employment, including without limitation, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, where applicable.  An Executive shall become a Participant and payment of severance under the Plan will be paid only after the Release (and any supplemental release in the case of extended periods between notification of a Qualifying Termination or a Change in Control Termination and the Participant’s actual date Termination Date) has been signed and the time for the Executive to revoke the Release, if any, has expired without the Executive exercising any right to revoke (the “Release Effective Date”).

4.02
No Duplication of Benefits.  In order to receive severance under the Plan, an Executive may not be entitled or eligible to receive any other severance, separation, notice or termination payments on account of his or her employment with any member of the Company Group under any other plan, policy, program or agreement unless required by applicable law or any individual employment, separation, retention or severance agreement.  With respect to each Executive, the Plan replaces and supersedes any and all such rights under any individual employment, separation, retention or severance agreement as well as any other severance plans, policies, practices and/or arrangements of the Company Group prior to the Effective Date, including but not limited to the Freshpet, Inc. fka: Professor Connor’s, Inc. Severance Plan.

Section 5
Severance Benefits

5.01
Qualifying Termination Cash Severance Benefits.  Except as otherwise provided herein or set forth in an individual Letter Agreement, a Participant shall be entitled to the following cash severance amount under the Plan if such Participant experiences a Qualifying Termination:

Participant	Severance Period	Cash Severance Amount
Level 1 Executive	24 Months	Two times the Annual Compensation Amount
Level 2 Executive	18 Months	One and a half times the Annual Compensation Amount
Level 3 Executive	12 Months	One times the Annual Compensation Amount

The Annual Compensation Amount described above shall be paid in cash as payroll continuation payments, beginning on the Payment Commencement Date and ending on the last day of the “Severance Period” as set forth in the chart above.  The Severance Period shall commence as of the Termination Date and any unpaid amounts between the Termination Date and the Payment Commencement Date shall be paid in the first installment.

5.02
Change in Control Termination Cash Severance Benefits.  Except as otherwise provided herein or set forth in an individual Letter Agreement, a Participant shall be entitled to the following cash severance amount under the Plan if such Participant experiences a Change in Control Termination:

Participant	Cash Severance Amount
Level 1 Executive	Three times the Annual Compensation Amount
Level 2 Executive	Two times the Annual Compensation Amount
Level 3 Executive	One times the Annual Compensation Amount

The Annual Compensation Amount set forth in the table above shall be paid in the form of a lump sum cash payment on the Payment Commencement Date and in no event later than March 15 of the year following the year in which the Change in Control Termination occurs, subject to Section 7.05.
The Annual Compensation Amount set forth above includes, without further addition, any statutory notice or redundancy pay required by applicable law.

Notwithstanding anything to the contrary in this Section 5.02, in the event that (i) the applicable Change in Control that precedes the Change in Control Termination would not also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A or (ii) payment in a lump sum as set forth in this Section 5.02 would otherwise be inconsistent with the requirements under Section 409A, then the Annual Compensation Amount shall be paid according to the schedule set forth in Section 5.01 or such other payment schedule set forth in the Participant’s Letter Agreement, not the lump sum payment set forth in this Section 5.02.
5.03
Outplacement Benefit.  If a Participant experiences a Qualifying Termination or a Change in Control Termination, the Company shall provide the Participant with references of outplacement services and a lump sum cash payment of $25,000 subject to required withholdings. Such lump sum will be paid on the Payment Commencement Date.

5.04
Qualifying Termination Health Benefits.  If a Participant experiences a Qualifying Termination, provided that the Participant is eligible for, and timely elects, continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and the regulations promulgated thereunder (“COBRA”), the Company will reimburse the Participant on a monthly basis for the COBRA premiums the Participant pays for continued health care coverage under the Company’s group health plans for the Participant and the Participant’s eligible dependents (“COBRA Reimbursement”).  Subject to the Participant providing proof of payments of COBRA premiums, the Company will pay the Participant the COBRA Reimbursements for the period from the Participant’s Termination Date until the earliest to occur of (i) the end of the COBRA Period set forth in the immediately following table; (ii) the date the Participant becomes eligible for group health insurance coverage through a subsequent employer; or (iii) the date the Participant ceases to be eligible for COBRA coverage for any reason, including the Participant ceasing to pay the applicable COBRA premiums (each of the events described in (ii) or (iii) in this Section 5.04 shall be referred to herein as a “Disqualifying Event”).  The Participant is required to notify the Company within five days of becoming aware that a Disqualifying Event has occurred or will occur.  The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the period during which the Company pays the COBRA Reimbursements.  The COBRA Period shall commence as of the Termination Date and any unpaid amounts between the Termination Date and the Payment Commencement Date shall be paid in the first installment of the COBRA Reimbursement.

Participant	COBRA Period
Level 1 Executive	18 Months
Level 2 Executive	18 Months
Level 3 Executive	12 Months

5.05
Qualifying Change in Control Termination Health Benefits.  In the event of a Change in Control Termination, instead of the reimbursements contemplated by Section 5.04, the Company shall provide the Participant with a lump sum cash payment that represents the aggregate total of reimbursements that the Participant would have been entitled to under Section 5.04 for the full COBRA Period if such termination was a Qualifying Termination, determined in the Committee’s discretion.

Notwithstanding anything to the contrary in this Section 5.05, in the event that (i) the applicable Change in Control that precedes the Change in Control Termination would not also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A or (ii) payment in a lump sum as set forth in this Section 5.05 would otherwise be inconsistent with the requirement under Section 409A, then the Participant shall be entitled to the monthly reimbursements in accordance with Section 5.04 or such other payment schedule set forth in the Participant’s Letter Agreement, not the lump sum payment set forth in this Section 5.05.
5.06
Equity Awards.  If a Participant experiences a Qualifying Termination or a Change in Control Termination, then any equity awards held by such Participant shall be governed by the terms of the applicable award agreements governing such equity awards and the Freshpet, Inc. Second Amended and Restated 2014 Omnibus Incentive Plan, or any successor plan such equity award was granted under.

5.07
Forfeiture and Recovery of Severance Benefits.  Notwithstanding any provisions hereunder to the contrary, a Participant’s benefits under the preceding provisions of this Section 5 are contingent upon the Participant complying with the requirements of any applicable Restrictive Covenants and are contingent upon the Committee not making a determination subsequent to the Participant’s termination of employment other than for Cause that the Participant should have been terminated for Cause.  Upon a determination by the Committee that a Participant has not complied with the requirements of any applicable Restrictive Covenants or that a Participant should have been terminated for Cause, all benefits hereunder will be immediately forfeited and the Participant shall repay to the Company any payments previously made by the Company under the preceding provisions of this Section 5.  Any such repayment must be made no later than 30 days after the Company provides written notice to the Participant of the repayment obligation.  Any amount not paid within 30 days will accrue interest from the date payment is due under the preceding sentence until paid at the applicable interest rate compounded monthly.  The applicable interest rate for purposes of the preceding sentence is the monthly short-term borrowing rate of the Company.  No failure or delay on the part of the Company in exercising any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy whether or not specified herein.

5.08
Applicable Clawback Policies.  All cash payments provided for under this Plan will be subject to, and subject to any offset under, any applicable clawback or recoupment policies that may be approved or implemented by the Board or a committee of the Board from time to time, whether or not approved before or after the Effective Date and the Company may offset any payments due under this Plan to a Participant by any required repayments that such Participant under any applicable clawback or recoupment policy; provided than any application of a clawback policy or offset in respect thereof will be applied consistent with Section 409A.
Section 6
Plan Administration

6.01
Plan Administration.  The Committee will administer the Plan and will have the exclusive discretion and authority to (i) establish rules, forms, and procedures for the administration of the Plan, (ii) construe and interpret the Plan, (iii) decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount, if any, of benefits paid under the Plan, and (iv) take all other actions related to the Plan, and all action taken by the Committee will be binding and conclusive on all persons.  The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through the Committee.

6.02
Delegation of Authority.  Subject to applicable law and listing exchange rules, the Committee may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Committee shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

6.03
Claim Procedure.  In the event that a dispute arises over an Executive’s benefit, the Executive must make a written claim to the Committee.  The Committee shall review the written claim and, if the claim is denied in whole or in part, the Committee shall provide, in writing and within 90 days of receipt of such claim, its specific reasons for such denial and reference to the provisions of the Plan upon which the denial is based and any additional material or information necessary to perfect the claim.  If the Executive desires a second review, subject to the time limitations in Section 7.04, the Executive shall notify the Committee in writing of the request for a second review within 60 days of the first claim denial.  The Board shall then review the claim again and provide a written decision within 60 days of receipt of such request for a second review.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan upon which the decision is based.  If the Executive wishes to pursue the Executive’s claim further, an arbitration may be filed against the Company consistent with Section 7.04.

6.04
Indemnification.  The Company shall indemnify and hold harmless any Committee member or other designee in the performance of his or her duties under the Plan against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities under the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct.  Expenses against which any designee shall be indemnified shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
Section 7
Miscellaneous

7.01
No Implied Employment Contract.  This Plan is not an employment contract.  Nothing in this Plan or any other instrument executed pursuant to this Plan shall confer upon a Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate a Participant’s employment at any time for any reason.  The Company and the Participant acknowledge that the Participant employment is and shall continue to be “at-will”, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Participant and the Company.

7.02
Amendment or Termination of the Plan.  The Company, by action of its Board or Committee, reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason, subject to this Section 7.02.  No such amendment or termination will cause the discontinuance of payment of severance benefits to any person who is already receiving severance benefits under the Plan at the time of the amendment or termination or contravene any rights to maintenance of benefits eligibility as set forth in a Letter Agreement.  Notwithstanding the foregoing, this Plan may not be terminated in whole or in part, or otherwise amended or modified in any respect (except as may be required by applicable law and not adverse to any Participant) within (i) the six month period immediately prior to the occurrence of a Change in Control or (ii) the 24 month period immediately following the occurrence of a Change in Control.

7.03
Governing Law.  To the extent not preempted by ERISA, the Plan and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

7.04	Arbitration; Exhaustion and Time Limit to Arbitrate.
(a)
To the fullest extent permitted by law, any and all claims, disputes, or breaches arising out of or in any way related to (1) the Plan, the Non-Disclosure, Non-Competition and Non-Solicitation Agreement, or any Letter Agreement or the enforcement, performance, breach or interpretation of any of the foregoing; (2) Executive’s employment with the Company Group, including claims or disputes under any statute, regulation, or ordinance, such as claims for discrimination or retaliation under federal, state and/or local laws; (3) any claims for breach of fiduciary duty; and (4) any disagreement as to whether such claims or disputes are arbitrable, shall be settled exclusively by final, binding arbitration conducted in the State of Delaware pursuant to the Employment Arbitration Rules & Procedures of JAMS (the “Rules”), except as they are modified by the Plan, before a single neutral arbitrator with substantial experience with respect to ERISA, selected in accordance with the Rules.  For the avoidance of doubt, in the event of a conflict with this Section 7.04 and any other dispute resolution agreement between the claimant and any member of the Company Group, this Section 7.04 shall govern disputes under the Plan.
(b)
In any such arbitration, the arbitrator will apply Delaware law and will issue a written award/opinion and the Company will pay the arbitrator’s fee and arbitration forum fees.  The claimant will be responsible for his or her own legal fees.  The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Nothing in this Section 7.04 is intended to prevent either the claimant or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Delaware or (ii) any of the courts of the State of Delaware.  The Company and the claimant hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such courts’ jurisdiction and any defense of inconvenient forum with respect to such courts.  The Company and the claimant hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  No arbitration award/opinion will have any preclusive effect as to any issues or claims in any other arbitration or court proceeding unless each of the parties in such proceeding was also a named party in the arbitration.

(c)
Executive must bring any dispute in arbitration on an individual basis only, and not on a class, collective or representative basis (“class action waiver”).  The arbitrator may not join or adjudicate the claims or interests of any other person or employee in the arbitration proceeding, nor may the arbitrator otherwise order any consolidation of actions or arbitrations or any class, collective, or representative arbitration.  Insofar as any claims, disputes, or breaches are not eligible for arbitration or are otherwise excluded from or not subject to arbitration, for any reason, the class action wavier applies and remains valid and enforceable with respect to such claims, disputes, or breaches.  Additionally, insofar as any claims, disputes, or breaches are permitted by a court of competent jurisdiction to proceed on a class action, collective action, or representative action basis, they must do so only in a court of competent jurisdiction and not in arbitration.  Except as provided in the preceding sentence, this Section 7.04 is intended to make mandatory individual arbitration apply, as described above, to the maximum extent permissible under ERISA; if any feature of this arbitration requirement is impermissible under ERISA, arbitration as described above shall remain required with the minimum change necessary to allow the arbitration requirement to be permissible under ERISA.

(d)
Any and all claims, disputes, or breaches shall be governed by the Federal Arbitration Act (the “FAA”).  In the event the FAA is deemed to not apply, any and all claims, disputes, or breaches shall be governed by the laws of the State of Delaware, to the extent such law is not preempted by federal law.

(e)
Any claim for arbitration issued pursuant to this Section 7.04 (an “Arbitration Claim”) must be commenced no later than two years from the earliest of (i) the date the first benefit payment was made or allegedly due; or (ii) the date the Committee or its delegate first denied the claimant’s request; provided, however, that, if the claimant commences a request for a second review pursuant to Section 6.03 before the expiration of such two-year period, the period for commencing an Arbitration Claim shall expire on the later of the end of the two-year period and the date that is three months after the second review is finally denied, such that the claimant has exhausted the Plan’s claims and appeals procedures.  Any Arbitration Claim, claim for a second review under Section 6.03 or action that is commenced, filed or raised after expiration of such two-year period (or, if applicable, expiration of the three-month period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred.

7.05	Code Section 409A.
(a)
This Plan shall be construed and interpreted so that payments made and benefits provided hereunder are exempt from Section 409A of the Code (“Section 409A”) insofar as possible.  To the extent payments and benefits hereunder are subject to Section 409A, this Plan shall be construed and interpreted to retain compliance with Section 409A.

(b)
Each payment under the Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion from Section 409A for certain short-term deferral amounts and involuntary separation payments.

(c)
Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.

(d)
Any in-kind benefits provided under the Plan shall be provided in accordance with the requirements of Section 409A, including, where applicable, the provision that in-kind benefits provided during a calendar year may not affect the in-kind benefits to be provided in any other calendar year and the provision that the right to in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)
If payment of any amount of “deferred compensation” (as defined under Section 409A, after giving effect to the exemptions thereunder) (“Deferred Compensation”) is contingent upon the Participant’s taking any employment related action, including but not limited to, agreeing to execution of a Release, and if the period within which the Participant must take the employment related action would begin in one calendar year and expire in the following calendar year, then any payments contingent on such employment-related action shall be made in such following calendar year (regardless of the year of execution of such Release) if payment in such following calendar year is required in order to avoid taxes, interest and penalties under Section 409A.
(f)
If a Participant is a “specified employee” as the date of termination of employment, payment of any amount of Deferred Compensation required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, shall not be made prior to the earlier of the expiration of the six-month period measured from the Participant’s separation from service, or the date of the Participant’s death.  Amounts delayed under this provision shall be paid in one lump sum, without interest, within ten days after the date payment becomes due after such delay.

7.06
Income and Excise Taxes.  All compensation and amounts under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements.  The Company may require that a Participant pay to the Company an amount sufficient to satisfy such tax withholding requirements with respect to payments under the Plan, or the Company Group may deduct from other wages and compensation paid by the Company Group the amount of any withholding taxes due with respect to payments under the Plan.  The Participant is solely responsible for the payment of all federal, state and local income and excise taxes resulting from the Participant’s benefits under this Plan.  The Participant acknowledges and agrees that notwithstanding Section 7.05 or any other provision of this Plan, the Company is not providing the Participant with any tax advice with respect to Section 409A or otherwise and is not making any guarantees or other assurances of any kind to the Participant with respect to the tax consequences or treatment of any amounts paid or payable to the Participant under this Plan.

7.07
Code Section 280G.   If any payment or benefit a Participant would receive pursuant to this Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Participant and in compliance with Section 409A.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.  All determinations to be made under this Section 7.07 shall be made by an independent public accounting firm selected by the Company immediately prior to an event giving rise to a potential parachute payment (the “Accounting Firm”), which shall provide its determinations and any supporting calculations to both the Company and any impacted Participant within 30 days after such event.  Any such determination by the Accounting Firm shall be binding upon the Company and the applicable impacted Participant.  All of the fees and expenses of the Accounting Firm in performing the determinations shall be borne solely by the Company.
7.08
Notices.  Any notice to the Company provided for in this Plan or a Letter Agreement shall be addressed to _______ at 1545 US 206, 1st Floor, Bedminster, New Jersey or at _______, and any notice to the Participant shall be addressed to such Participant at the current address or electronic mail address shown on the records of the Company Group, or to such other address or electronic mail address as the Participant may designate to the Company in writing.  Any notice shall be delivered by hand, sent by overnight courier or telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service, or, if to the Participant, delivered via electronic mail (provided confirmation of the transmission is obtained).